                            Donaldson, Lufkin & Jenrette
                Donaldson, Lufkin & Jenrette Securities Corporation
                      2121 Avenue of the Stars,  Suite 3000,
                    Los Angeles,  CA 90067-5014 - (310) 282-6161


                                     CONFIDENTIAL

                                                                  July 20, 1999

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA  90025
Attention:  Mr. Peter Nolan

  Re:  FINANCING FACILITIES FOR THE RECAPITALIZATION OF WHITE CAP INDUSTRIES,
       INC.

Ladies and Gentlemen:

       You have advised DLJ Bridge Finance, Inc. ("DLJ BRIDGE"), DLJ Capital Funding, Inc. ("DLJ CAPITAL FUNDING") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC" and, together with DLJ Capital Funding and DLJ Bridge, the "DLJ FINANCE PARTIES") that Leonard Green & Partners, L.P. ("LGP, L.P.") and certain of its affiliates, including WC Recapitalization Corp., a newly formed corporation ("MERGERSUB"), which will be wholly owned by LGP, L.P., its affiliates and certain other equity investors (collectively, "LGP"), it being understood that LGP, L.P. and its affiliates will own at closing a majority of the fully diluted capital stock of MergerSub and its successors, and White Cap Industries, Inc. (the "COMPANY") and certain of its affiliates, including White Cap Industries, Corp. ("OPCO"), which is wholly owned by the Company, are contemplating a recapitalization of the Company (the "RECAPITALIZATION"). We understand that the Recapitalization will be accomplished through a merger (the "MERGER") of MergerSub with and into the Company, with the result that all of the shares of the Company's common stock (the "SHARES") (including stock options) will be converted to cash at a price not to exceed $16.50 per Share, except for 971,445 Shares that will be retained by management of the Company (the "RETAINED SHARES"). Following completion of the Merger, all of the obligations under the Credit Facilities (as defined below) will be assumed by OpCo. You have also advised us that certain of OpCo's existing indebtedness will be refinanced (the "REFINANCING") in the aggregate principal amount of approximately $50.4 million, plus accrued and unpaid interest thereon. In addition, up to approximately $17.5 million in expenses will be paid in connection with the Recapitalization. In connection with the foregoing, LGP will invest $84.5 million in exchange for newly issued capital stock of MergerSub (the "LGP EQUITY CONTRIBUTION"), not less than $29.8 million of which will consist of common stock and the balance of which may be in common or preferred stock. Upon consummation of the Merger, the capital stock of MergerSub will be converted into corresponding capital stock of the Company. Upon consummation of the Recapitalization, OpCo will be controlled, through the Company, by LGP. The Recapitalization, the Merger, the Refinancing, the
LGP Equity Contribution and all related transactions are herein collectively referred to as the "TRANSACTION". Furthermore, as used herein, the term
"CREDIT GROUP" shall refer, collectively, to MergerSub and its subsidiaries, and the Company and its subsidiaries, including OpCo, after giving effect to the Transaction.

       We understand that the total cash proceeds required by you to consummate the Transaction will be $238.8 million, which will be financed with the proceeds of the following: (i) proceeds from the issuance by the Company, for cash, of $120.0 million of senior subordinated debt securities (the "SENIOR SUBORDINATED SECURITIES") in a public offering or a Rule 144A private placement, (ii) the issuance by MergerSub to LGP or other institutional investors of not less than $30.0 million of zero-coupon notes (the "MERGERSUB ZERO COUPON NOTES"), and
(iii) not less than $84.5 million in cash proceeds of the LGP Equity Contribution. You have further advised us that a senior revolving credit facility of up to $100.0 million with sublimits in amounts to be determined for letters of credit (the "PERMANENT REVOLVING CREDIT FACILITY") will be used to provide for the working capital requirements and other corporate purposes of the Company or OpCo after consummation of the Transaction, except that up to $10 million may be used to fund the Transaction.

       We further understand that in the event that it is impracticable for the Company to issue the Senior Subordinated Securities at or prior to the consummation of the Transaction, the proceeds described in the foregoing clause
(i) will be provided as follows: (i) borrowings by the Company of $70.0 million under senior secured credit facilities, comprised of tranche A term loans of $30.0 million (the "TRANCHE A TERM LOANS") and tranche B term loans of
$40.0 million (the "TRANCHE B TERM LOANS" and together with the Tranche A Term Loans, "THE TERM LOAN FACILITY"); and (ii) $50.0 million of senior subordinated increasing rate notes (the "BRIDGE NOTES"). In addition, we understand that in such case, the Permanent Revolving Credit Facility will not be established; instead, a senior revolving credit facility of up to $30 million with sublimits in amounts to be determined for letters of credit (the "BRIDGE REVOLVING CREDIT FACILITY"; the Bridge Revolving Credit Facility and the Term Loan Facility are collectively hereinafter referred to as the "BRIDGE SENIOR FACILITIES") will be used to provide for the working capital requirements and other corporate purposes of the Company or OpCo after consummation of the Transaction.

       DLJ Capital Funding is pleased to inform you that it hereby commits to provide the entire amount of the Permanent Revolving Credit Facility, if the Company is able to issue the Senior Subordinated Securities at or prior to the consummation of the Transaction, and in the alternative that it hereby commits to provide the entire amount of the Bridge Senior Facilities if it is impracticable for the Company to issue the Senior Subordinated Securities at or prior to the consummation of the Transaction. DLJ Bridge is pleased to inform you that it hereby commits that it or one of its affiliates will purchase at the request of the Company the entire amount of the Bridge Notes if it is impracticable for the Company to issue the Senior Subordinated Securities at or prior to the consummation of the Transaction. Such commitments of DLJ Bridge and DLJ Capital Funding are referred to herein as the "COMMITMENTS". As used herein, (i) the term "SENIOR FACILITIES" shall refer to the Permanent Revolving Credit Facility or the Bridge Senior Facilities, as applicable; (ii) the term "REVOLVING CREDIT FACILITY" shall refer to the Permanent Revolving Credit Facility or the Bridge Revolving Credit Facility, as applicable; and (iii) the term "CREDIT FACILITIES" shall refer, collectively, to the Senior Facilities and the Bridge Notes, if applicable. Annex I hereto sets forth in further detail the sources and uses of proceeds required in connection with the Transaction.

       DLJ Capital Funding will act as the sole and exclusive advisor, lead arranger and sole book runner in respect of the Senior Facilities (the "LEAD ARRANGER"). DLJ Bridge will act as the sole and exclusive advisor and arranger in respect of the Bridge Notes (the "BRIDGE ARRANGER" and, collectively with the Lead Arranger, the "ARRANGERS"). Each of DLJ Capital Funding and DLJ Bridge, as Lead Arranger and Bridge Arranger, respectively, intends to attempt to arrange a syndicate of other financial institutions that will, together with DLJ Capital Funding and DLJ Bridge, participate in the Credit Facilities. The financial institutions (including DLJ Capital Funding and DLJ Bridge) that participate in the Credit Facilities are referred to herein as the "LENDERS". It is the intent of the Arrangers to solicit commitments from prospective Lenders promptly following the execution of this commitment letter. Nonetheless, our commitments are not subject to syndication of the Credit Facilities. The Arrangers, in consultation with the Company, will manage all aspects of the syndication, if any, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders and the amounts, allocation and distribution of fees among the Lenders. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly set forth in this

Commitment Letter and in the Fee Letter (as defined below)) will be paid in connection with the Credit Facilities unless you and we shall so agree. You agree to actively assist the Arrangers in completing a syndication of the Credit Facilities that is satisfactory to the Arrangers. Such assistance shall include
(i) your using your best efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Credit Group and LGP, (ii) your using all reasonable efforts to make certain members of the management of the Credit Group, as well as its consultants and advisors, available during regular business hours to answer questions regarding the Credit Facilities and to participate in information meetings for prospective Lenders, (iii) assistance by the Credit Group in the preparation of a confidential information memorandum to be used in connection with the syndication and (iv) the hosting by the Credit Group of meetings with prospective Lenders at such times and places as the Arrangers may reasonably request.

       You further agree to cause the Credit Group to refrain, from conducting or arranging, or initiating or engaging in preparations with financial institutions (other than the DLJ Finance Parties) during the period beginning on the date of this Commitment Letter and ending on that date that is 120 days after the closing of the Senior Facilities.

       The DLJ Finance Parties shall be entitled at any time, after consultation with you, to change the structure, terms, pricing or amounts of the Credit Facilities as set forth in Exhibit A hereto if they determine that such changes are advisable in order to ensure a successful syndication of the Credit Facilities by the Closing Date; PROVIDED that (i) the interest rate on the Credit Facilities shall not be increased by more than 50 basis points, unless the Closing Date occurs more than 90 days from the date of this letter, in which case such interest rate shall not be increased by more than 75 basis points,
(ii) the fees payable pursuant to the letter (the "FEE LETTER") dated as of even date herewith concerning compensation for certain services rendered by the DLJ Finance Parties in connection with the Credit Facilities shall not be increased,
(iii) the aggregate amount of commitments in respect of the Credit Facilities and the aggregate amount to be funded on the closing date remain unchanged and
(iv) any other changes to the structure of the Credit Facilities shall be reasonably consistent with comparable syndications occurring then in the market. The Commitments, undertakings and agreements of the DLJ Finance Parties are subject to and contingent upon your agreements set forth in this commitment letter, including, without limitation, the agreements in this paragraph. It is understood that (i) a successful syndication of the Commitments to the Senior Facilities will only have been achieved if the Commitments of DLJ Capital Funding shall have been reduced to $20 million or less not later than the Closing Date, and (ii) rights of the DLJ Finance Parties under this paragraph shall terminate at the Closing Date so long as they shall have had a reasonable and customary period of time to achieve a successful syndication of the relevant Credit Facilities.

       We have reviewed certain historical and pro forma financial statements of the Company and its subsidiaries and have met with representatives of management of the Company regarding the transactions contemplated hereby, and we are pleased to advise you that the results of our due diligence investigations of the Company and its subsidiaries to date are satisfactory. The Commitments set forth herein are subject to (1) there being no material adverse change in the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects or liabilities of the Company and its subsidiaries taken as a whole, (2) the accuracy and completeness of the Information and the Projections described in the immediately succeeding paragraph and (3) satisfaction of the due diligence condition set forth on Exhibit C hereto. The Commitments are also subject expressly to (i) the terms and conditions set forth in this commitment letter, and the respective summaries of terms and conditions and other provisions set forth as Exhibits A through E hereto (collectively, the "COMMITMENT LETTER") and the fee letter (the "FEE LETTER") executed by the parties hereto on the date hereof and (ii) the execution and delivery of definitive documentation, including without limitation one or more definitive securities purchase agreements, satisfactory to us and covering the matters expressly referred to herein and such other customary matters as we may reasonably request (collectively, the "DEFINITIVE DOCUMENTATION"). In the event that any of the foregoing conditions are not satisfied for any reason other than a default or breach by the DLJ Finance Parties in the fulfillment of any of their obligations thereunder, the DLJ Finance Parties reserve the right to either terminate their respective Commitments (and thereafter the DLJ Finance Parties shall have no other or further obligations hereunder or in connection with the Transaction) or to propose alternative financing amounts or structures that assure adequate protection for the DLJ Finance Parties and the Lenders.

       You hereby represent that, to the best of your knowledge, (a) all factual information (the "INFORMATION") which has been or is hereafter made available to the DLJ Finance Parties by LGP or any of the Credit Group or any of their representatives in connection with the transactions contemplated hereby is or will be when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections of the Credit Group that have been or are hereafter made available to the DLJ Finance Parties by LGP or the Credit Group or any of its representatives in connection with the transactions contemplated hereby (the "PROJECTIONS") have been or will be prepared in good faith. In arranging and syndicating the Senior Facilities and in purchasing the Bridge Notes, the DLJ Finance Parties will be using and relying on the Information and the Projections without independent verification thereof. You agree to supplement the Information and Projections from time to time until the closing of the Transaction so that the representation and warranty in the preceding sentence is correct on the closing date. The representations and covenants contained in this paragraph shall remain effective until Definitive Documentation is executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such Definitive Documentation.

       By your signature below you hereby agree to indemnify and hold harmless each of the Indemnified Parties, as defined in Exhibit D hereto, and agree to promptly pay all of the fees and expenses, in each case following demand, as set forth in Exhibit D hereto (with the terms and provisions of such Exhibit D being incorporated herein by this reference). Neither you (except as specifically provided herein), nor any of the DLJ Finance Parties, nor any agent nor any Lender shall be responsible or liable to any other party or any other person for consequential damages which may be alleged as a result of this letter.

       The Commitments are not assignable by you except to one or more affiliated funds. Nothing in this Commitment Letter, expressed or implied, shall give any person, other than the parties hereto, any beneficial or legal right, remedy or claim hereunder.

       If you accept this Commitment Letter and the Fee Letter and you have entered into a definitive agreement with the Company for the Transaction, the DLJ Finance Parties agree not to provide financing with respect to any competing proposals for the recapitalization or acquisition of the Company, unless
(i) your role in the Transaction has terminated voluntarily, (ii) LGP or any of the Credit Group has commenced the marketing of any securities or the arrangement of any other financing relating to the Transaction (other than marketing of equity securities of MergerSub and MergerSub Zero Coupon Notes) for which DLJSC or one of its affiliates is not sole manager or sole agent, or in the case of any bank style financing, syndication agent or lead arranger, as the case may be; or (iii) the closing of the Merger has not occurred by 5:00 PM New York City time on January 31, 2000.

       Each of this Commitment Letter and the Fee Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party 's accountants, attorneys and other advisors, and, in the case of the DLJ Finance Parties, their affiliates and prospective Lenders, purchasers or assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, any party hereto may make such disclosures of this letter as are required by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation to which such person is a party; PROVIDED that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure. The DLJ Finance Parties hereby consent to your disclosure of this Commitment Letter (but not the Fee Letter) on a confidential basis to (i) potential equity investors and potential purchasers of MergerSub Zero Coupon Notes, and (ii) the Company and its financial and legal advisors for their use in connection with their evaluation of your proposal for the Recapitalization. Notwithstanding the foregoing, (i) this Commitment Letter (but not the Fee Letter or its contents) may be summarized or otherwise described in any disclosure document relating to the Transaction that is furnished to stockholders of the Credit Group or potential investors in the Transaction, and copies hereof may be filed with the Securities and Exchange Commission or any other regulatory authority with whom, in the opinion of your counsel or counsel to the Company, such filing is required by law and
(ii) amounts payable under the Fee Letter may be included in fees and expenses payable in connection with the Transaction in any disclosure document to the extent, in the opinion of your counsel or counsel to the Company, required by law.

       This Commitment Letter and the Fee Letter set forth the entire understanding of the parties as to the scope of the Commitments and obligations of the DLJ Finance Parties hereunder. The Commitments will expire at 9:30 AM Eastern Daylight Time on July 23, 1999 unless this Commitment Letter and the Fee Letter shall have been accepted by you prior to such time. The Commitments will also expire at the earliest of (i) the termination of the definitive agreement relating to the Recapitalization; (ii) the closing of the Transaction without the funding of the Commitments; (iii) the commencement by LGP or any of the Credit Group of the marketing of any securities or the arrangement of any other financing relating to the Transaction (other than marketing of equity securities of MergerSub and MergerSub Zero Coupon Notes) for which DLJSC or one of its affiliates is not sole manager or sole agent, or in the case of any bank style financing, syndication agent or lead arranger, as the case may be; or (iv) 5:00 PM New York City time on January 31, 2000 if the closing of the Merger has not occurred by such time; PROVIDED, HOWEVER, that any term or provision hereof to the contrary notwithstanding, all obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the Commitments, and shall be binding regardless of whether Definitive Documentation is signed; provided further that such obligations with respect to indemnification and fee and expense reimbursement shall be superseded by the Definitive Documentation when signed.

       This Commitment Letter may not be amended or waived except by an instrument in writing signed by each signatory hereto.

       This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter or the transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to trial by jury in any such suit, action or proceeding.

       This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

       We appreciate having been given the opportunity to be involved in this transaction.

                                          Very truly yours,

                                          DLJ CAPITAL FUNDING, INC.

                                          By:
                                             -----------------------
                                          Title:
                                                --------------------

                                          DLJ BRIDGE FINANCE, INC.

                                          By:
                                             -----------------------
                                          Title:
                                                --------------------

ACCEPTED AND AGREED TO

this     day of     , 1999
      --        ----


LEONARD GREEN & PARTNERS, L.P.


By:
   -----------------------
Title:
      --------------------



Encl.: Annex I - Sources and Uses of Funds
       Exhibit A - Senior Facilities Term Sheet
       Exhibit B - Bridge Notes Term Sheet
       Exhibit C - Conditions to Closing
       Exhibit D - Indemnification
       Exhibit E - Subordination Provisions

                                      ANNEX I

                             SOURCES AND USES OF FUNDS
                                  ($ IN MILLIONS)


                 SOURCES                                             USES
                 -------                                             ----
Permanent Revolving Credit Facility            $4.3  Purchase of shares                      $170.9

Senior Subordinated Notes                    $120.0  Refinancing of existing Debt             $50.4

Holdco Zero Coupon Notes                      $30.0  Fees & expenses                          $17.5

Equity Contribution by LGP                    $84.5

Total Sources                                $238.8  Total Uses                              $238.8


       In the event the Company is unable to issue the Senior Subordinated Securities at or prior to the consummation of the Transaction, the Sources and Uses of Funds shall be as follows:


                 SOURCES                                             USES
                 -------                                             ----
Bridge Revolving Credit Facility               $4.3  Purchase of shares                     $170.9

Term Loan Facility                            $70.0  Refinancing of existing Debt            $50.4

Bridge Notes                                  $50.0  Fees & expenses                         $17.5

Holdco Zero Coupon Notes                      $30.0

Equity Contribution by LGP                    $84.5

Total Sources                                $238.8  Total Uses                             $238.8


                                      EXHIBIT A

                             WHITE CAP INDUSTRIES, INC.
                                  SUMMARY OF TERMS
                                 SENIOR FACILITIES

(All terms defined in the Commitment Letter to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein. Certain conditions to the Senior Facilities are set forth in Exhibit C.)

I.     PARTIES

BORROWER:                   The Senior Facilities will be made available to
                            MergerSub and its successors, including, sequentially, the Company and OpCo (the "BORROWER") for partial funding of the Transaction and for working capital requirements and general corporate purposes.

LEAD ARRANGER AND BOOK      DLJ Capital Funding, Inc. ("DLJ") or one or more of
RUNNER:                     its affiliates (in such capacity, the "LEAD
                            ARRANGER").

SYNDICATION AGENT:          DLJ or one or more of its affiliates (in such
                            capacity, the "SYNDICATION AGENT").

ADMINISTRATIVE AGENT:       A financial institution to be agreed upon by the
                            Lead Arranger, the Syndication Agent and the
                            Borrower (in such capacity, the "ADMINISTRATIVE
                            AGENT").

LENDERS: DLJ and a syndicate of banks, financial institutions and, other than with respect to the Revolving Credit Facility, other accredited investors (the "LENDERS").

II.    PERMANENT REVOLVING CREDIT FACILITY

DESCRIPTION OF PERMANENT    A senior revolving credit facility of up to
REVOLVING CREDIT            $100.0 million (the "PERMANENT REVOLVING CREDIT
FACILITY:                   FACILITY"), The Permanent Revolving Credit Facility
                            will terminate five years after the Closing Date.
                            After the Closing Date, revolving loans (whether pursuant to the Permanent Revolving Credit Facility or the Bridge Revolving Credit Facility described below, "REVOLVING LOANS") may be made under the Permanent Revolving Credit Facility to provide for the working capital requirements and general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions, and commercial and standby letters of credit (whether pursuant to the Permanent Revolving Credit Facility or the Bridge Revolving Credit Facility described below, "LETTERS OF CREDIT") may be issued up to a sublimit to be agreed upon. Each issuance of a Letter of Credit will constitute usage under the Permanent Revolving Credit Facility. Letters of
                            Credit must expire on the earlier of (i) one year from the date of issuance (subject, in certain cases, to customary "evergreen" provisions) or
                            (ii) the fifth anniversary of the Closing Date. A portion of the Permanent Revolving Credit Facility in an amount to be agreed upon shall be made available as a swingline facility. Advances under the swingline facility will constitute usage under the Permanent Revolving Credit Facility (except for purposes of calculating the commitment fee).

USE OF PROCEEDS:            Up to $10 million of the Permanent Revolving Credit
                            Facility may be drawn to fund the Transaction.
                            After the Closing Date, the Permanent Revolving
                            Credit Facility will be available as set forth under "DESCRIPTION OF PERMANENT REVOLVING CREDIT
                            FACILITY" above.

VOLUNTARY PREPAYMENTS AND   The Permanent Revolving Credit Facility may be
COMMITMENT REDUCTIONS:      prepaid in whole or in part without premium or
                            penalty (LIBOR Loans prepayable only upon payment of any LIBOR breakage costs) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.

MANDATORY PREPAYMENTS AND   The Borrower shall prepay the loans under the
COMMITMENT REDUCTIONS:      Permanent Revolving Credit Facility and the
                            commitments thereunder shall be reduced (subject to certain exceptions to be agreed upon) in amounts equal to:

                            ASSET SALE PROCEEDS: 100% of the net after-tax cash proceeds of the sale or other disposition of any property or assets of MergerSub or any of its subsidiaries, subject to such thresholds as may be agreed upon, other than (a) net cash proceeds of sales or other dispositions of inventory in the ordinary course of business, (b) if no default or event of default has occurred and is continuing, proceeds (not to exceed an amount to be agreed) reinvested in assets of the Borrower and its subsidiaries within 365 days of receipt thereof, and (c) certain other exceptions to be negotiated;

                            PROCEEDS OF EQUITY OFFERINGS: 50% of the net cash proceeds received from the public offering of equity securities of the Company or any of its subsidiaries (other than (i) any such proceeds which are applied to refinance the Bridge Notes and
                            (ii) preferred equity securities issued to finance permitted acquisitions), in each case payable no later than the first business day following the date of receipt;

                            PROCEEDS OF DEBT ISSUANCES: 100% of the net cash proceeds received from certain issuances of debt securities by the Company or any of its subsidiaries (other than any such proceeds applied to refinance the Bridge Notes), in each case payable no later than the first business day following the date of receipt;

                            PROVIDED that at such time as the Borrower's ratio of total debt to consolidated EBITDA (the "TOTAL LEVERAGE RATIO") is less than or equal to 3.5x, prepayments from the proceeds of equity issuances will no longer be required.

III.   TERM LOAN FACILITY

DESCRIPTION OF TERM LOAN    The Term Loan Facility of $70 million shall consist
FACILITY:                   of two tranches:

                            TRANCHE A TERM LOANS: The Tranche A Term Loans of $30 million will have a final maturity date of five years after the Closing Date. Quarterly amortization will be required commencing in the second year resulting in aggregate annual amortization payments of $7.5 million per year.

                            TRANCHE B TERM LOANS: The Tranche B Term Loans of $40 million will have a final maturity date of seven years after the Closing Date. Quarterly amortization will be required resulting in aggregate annual amounts, expressed as a percentage of the original aggregate principal amount of the Tranche B Term Loans, as follows:

                                   YEAR   AGGREGATE ANNUAL AMORTIZATION
                                   ----   -----------------------------
                                   1                  1%
                                   2                  1%
                                   3                  1%
                                   4                  1%
                                   5                  1%
                                   6                  1%
                                   7                  94%

USE OF PROCEEDS:            In the event that it is impracticable for the
                            Borrower to issue the Senior Subordinated
                            Securities at or prior to the consummation of the Transaction, the cash proceeds of the Term Loan
                            Facility, together with $50 million in cash proceeds from the Bridge Notes, shall be made available and used to fund the Transaction.

VOLUNTARY PREPAYMENTS:      The Term Loan Facility may be prepaid in whole or
                            in part without premium or penalty (LIBOR Loans prepayable only upon payment of any LIBOR breakage costs) upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term
                            Loan Facility shall be applied ratably between the Tranche A Term Loans and the Tranche B Term Loans and shall be applied to the next two scheduled quarterly amortization payments and, thereafter, to the remaining scheduled installments thereof on a pro rata basis.

MANDATORY PREPAYMENTS:      The Borrower shall prepay the loans under the Term
                            Loan Facility (subject to certain exceptions to be agreed upon) in amounts equal to:

                            ASSET SALE PROCEEDS: 100% of the net after-tax cash proceeds of the sale or other disposition of any property or assets of MergerSub or any of its subsidiaries, subject to such thresholds as may be agreed upon, other than (a) net cash proceeds of sales or other dispositions of inventory in the ordinary course of business, (b) if no default or event of default has occurred and is continuing, proceeds (not to exceed an amount to be agreed) reinvested in assets of the Borrower and its subsidiaries within 365 days of receipt thereof, and (c) certain other exceptions to be negotiated;

                            PROCEEDS OF EQUITY OFFERINGS: 50% of the net cash proceeds received from the issuance of equity securities of MergerSub or any of its subsidiaries (other than (i) any such proceeds which are applied to refinance the Bridge Notes and (ii) preferred equity securities issued to finance permitted acquisitions), in each case payable no later than the first business day following the date of receipt; and

                            PROCEEDS OF DEBT ISSUANCES: 100% of the net cash proceeds received from certain issuances of debt securities by MergerSub or any of its subsidiaries (other than any such proceeds applied to refinance the Bridge Notes), in each case payable no later than the first business day following the date of receipt;

                            EXCESS CASH FLOW: 50% of excess cash flow for each fiscal year payable within 90 days after the end of the applicable fiscal year.

                            PROVIDED, that at such time as the Borrower's ratio of total debt to consolidated EBITDA (the "TOTAL LEVERAGE RATIO") is less than or equal to 3.0x, prepayments from the proceeds of equity issuances and excess cash flow will no longer be required.

                            All such mandatory prepayments shall be applied ratably between the Tranche A Term Loans and the Tranche B Term Loans and, shall be applied to the next two scheduled quarterly amortization payments and, thereafter, to the remaining scheduled installments thereof on a pro rata basis.

IV.    THE BRIDGE REVOLVING CREDIT FACILITY

DESCRIPTION OF BRIDGE       The terms of the Bridge Revolving Credit Facility
REVOLVING CREDIT FACILITY:  will be identical to the terms of the Permanent
                            Revolving Credit Facility described above, except that (i) the amount of the Bridge Revolving Credit
                            Facility will be $30.0 million and (ii) mandatory prepayments and commitment reductions will apply to the Bridge Revolving Credit Facility only after the Term Loan Facility has been repaid in full.

V.     COMMON TERMS OF THE SENIOR FACILITIES

CLOSING DATE:               Not later than January 31, 2000.

GUARANTORS:                 The Senior Facilities will be guaranteed by all
                            direct and indirect domestic subsidiaries of Borrower.

SECURITY:                   The Senior Facilities (and all existing and future
                            interest rate hedging arrangements provided by the Lenders and their affiliates) will be secured by first priority perfected liens on substantially all existing and after-acquired property (tangible and intangible), the Borrower and its guarantor subsidiaries, including without limitation all accounts receivable, inventory, equipment, intellectual property and other personal property and a pledge of the capital stock of all subsidiaries of the Borrower; PROVIDED, HOWEVER, that no more than 65% of the equity interests of non-U.S. subsidiaries will be required to be pledged as security.

                            To effect such liens securing the Senior
                            Facilities, the Borrower and the guarantors shall execute and deliver to the Administrative Agent all security agreements, pledge agreements, financing statements and other documents and instruments as are necessary to grant a first priority perfected security interest in and lien upon all such property of the Borrower and the guarantors, subject to customary permitted liens to be agreed upon.

                            Negative pledge on all assets of the Credit Group, subject to exceptions for certain permitted liens to be agreed upon.

INTEREST RATES:             All amounts outstanding under the Senior Facilities
                            shall bear interest, at the Borrower's option, at the Base Rate or the reserve-adjusted LIBOR plus, in each case, an applicable margin as set forth on
                            Schedule I annexed hereto.

                            As used herein, the terms "Base Rate" and "reserve adjusted LIBOR" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted LIBOR ("LIBOR LOANS") shall be customary and appropriate for financings of this type.

INTEREST PAYMENTS:          Quarterly for Base Rate Loans; on the last day of
                            selected interest periods (which shall be 1, 2, 3 or 6 months) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 365-day year for Base Rate Loans, or a 360-day year for LIBOR Loans.

LETTER OF CREDIT FEE:       A letter of credit fee equal to the applicable
                            LIBOR margin for Revolving Loans then in effect shall accrue on the daily average amount of all outstanding Letters of Credit and shall be payable quarterly in arrears to the Administrative Agent for distribution to each Lender under the Revolving
                            Credit Facility. In addition, a fronting fee shall be payable to the Lender issuing such Letter of Credit for its own account in an amount to be mutually agreed upon on the stated amount of the applicable Letter of Credit quarterly in arrears.
                            In addition, customary administrative, amendment and drawing fees shall be payable to such issuing
                            Issuer for its own account.

COMMITMENT FEES:            Commitment fees equal to a per annum percentage
                            (the "COMMITMENT FEE PERCENTAGE") as set forth on
                            Schedule I annexed hereto times the daily average unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of such Revolving Credit Facility.

REPRESENTATIONS AND         Customary and appropriate, including without
WARRANTIES:                 limitation due organization and authorization,
                            enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements (except as disclosed), compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Senior Facilities, full disclosure, year 2000 compliance and the accuracy of all representations and warranties in the definitive documents related to the Transaction.

COVENANTS:                  Customary and appropriate affirmative and negative
                            covenants, including but not limited to limitations on other indebtedness, liens, investments, contingent liabilities, restricted junior payments
                            (dividends on capital stock, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, sale/leasebacks, transactions with affiliates, conduct of business, delivery of covenant compliance certificates and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon. Acquisitions shall be permitted subject to the following: (i) aggregate consideration shall not exceed $25 million (or, if the Total Leverage Ratio is less than 4.0x, $50 million) for any single acquisition and shall not exceed $50 million for any one-year period,
                            (ii) no potential default or Event of Default shall exist after giving effect to the acquisition
                            (including pro forma financial covenant
                            compliance), (iii) the acquired company or assets shall be in a line of business reasonably related, complementary or ancillary to that of the Borrower or a subsidiary and (iv) minimum liquidity under the Senior Facilities of $10 million.

                            Financial performance covenants will include a minimum fixed charge coverage test, a maximum secured leverage test, a maximum total leverage test and a minimum asset coverage test. In the event the Term Loan Facility is funded, additional covenants will include further restrictions on investments and acquisitions.

EVENTS OF DEFAULT:          Customary and appropriate (subject to customary and
                            appropriate grace periods), including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, unpaid judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and "changes of control" (to be defined in a mutually agreed upon manner).

CONDITIONS TO ALL           In addition to the conditions set forth in Exhibit
BORROWINGS:                 C, the conditions to all borrowings will include
                            requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default.

VI.    MISCELLANEOUS

SYNDICATION:                A syndicate of financial institutions will be
                            arranged by the Lead Arranger. The Borrower will cooperate with the Lead Arranger in the syndication of the Senior Facilities (such cooperation to include, without limitation, participating in meetings with the Lenders and assisting in the preparation of a Confidential Information
                            Memorandum and other materials to be used in connection with such syndication) and will provide or cause to be provided all information reasonably deemed necessary by the Lead Arranger to successfully complete such syndication. The
                            Borrower also agrees to coordinate any other financings with the Lead Arranger's primary syndication efforts relating to the Senior
                            Facilities.

                            The Lenders may assign all or, in an amount of not less than $5 million (or such lesser amount as may constitute the assigning Lender's entire commitment), any part of their shares of the Senior Facilities to their affiliates, to other Lenders, or to one or more banks or other entities that are eligible assignees (to be defined in the Definitive Documentation) which are acceptable to Borrower and the Administrative Agent, such consent not to be unreasonably withheld, and upon such assignment any such affiliate, bank or entity shall become a Lender for all purposes; PROVIDED that assignments made to affiliates and other Lenders shall not be subject to the $5 million minimum assignment requirement. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Senior Facilities.

REQUISITE LENDERS:          Requisite Lenders shall mean Lenders holding in the
                            aggregate more than 50% of the commitments under the Senior Facilities, except that the consent of all the Lenders shall be required with respect to certain customary issues.

TAXES, RESERVE              All payments are to be made free and clear of any
REQUIREMENTS &              present or future taxes (other than franchise taxes
INDEMNITIES:                and taxes on overall net income), imposts,
                            assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                            The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

GOVERNING LAW AND           The Borrower will submit to the non-exclusive
JURISDICTION:               jurisdiction and venue of the federal and state
                            courts of the State of New York and will waive any right to trial by jury. New York law shall govern the Definitive Documentation for the Senior
                            Facilities.

COUNSEL TO THE LEAD         Davis Polk & Wardwell
ARRANGER AND DLJSC:


       The foregoing is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the Definitive Documentation for the Senior Facilities. The commitments, undertakings and obligations described herein will be subject to negotiation and execution of such Definitive Documentation in form and substance satisfactory to DLJ, its legal counsel and the Lenders.

                                      SCHEDULE I

       Subject to the provisions of the Commitment Letter to which this Schedule I is attached with respect to possible changes in structure, terms and pricing to assure a successful syndication:

       A. The applicable margin for LIBOR Loans and Base Rate Loans under the Revolving Credit Facility and the Commitment Fee Percentage shall be as follows:

              1.     Until the six-month anniversary of the Closing Date,
       (i) the applicable margin for Permanent Revolving Loans shall be 2.50% for LIBOR Loans and 1.50% for Base Rate Loans. After the six-month anniversary of the Closing Date, the applicable margin for Permanent Revolving Loans and the Commitment Fee Percentage shall be subject to adjustment based on the Total Leverage Ratio of the Borrower and its subsidiaries as follows:


     LEVERAGE RATIO        LIBOR RATE           BASE RATE        COMMITMENT FEE

greater than 4.0x           2.50%               1.50%               .50%

         3.5-4.0x           2.25%               1.25%               .50%

         3.0-3.5x           2.00%               1.00%               .375%

   less than 3.0x           1.75%               0.75%               .375%

In the event that utilization of the Permanent Revolving Credit Facility is less than 33%, then the Commitment Fee will increase by 0.25%.

              3. The applicable margin for Bridge Revolving Loans shall be 2.75% for LIBOR Loans and 1.75% for Base Rate Loans, and (ii) the Commitment Fee Percentage shall be 0.50% per annum.

Loans outstanding under the swingline facility shall bear interest at the rate applicable to Revolving Loans which are Base Rate Loans MINUS the Commitment Fee Percentage and such outstanding loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee.

       B.     The applicable margin for the Term Loan Facility shall be:

              1. Tranche A Term Loans: the applicable margin for LIBOR loans shall be 2.75% and for Base Rate Loans shall be 1.75%.

              2. Tranche B Term Loans: the applicable margin for LIBOR Loans shall be 3.25% and for Base Rate Loans shall be 2.25%

       For loans under the Revolving Credit Facility or the Term Loan Facility, after the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate, plus an additional 2.00% per annum and shall be payable on demand.

                                      EXHIBIT B
                                SUMMARY OF THE TERMS
                                       OF THE
                                    BRIDGE NOTES

     Capitalized terms used herein and not otherwise defined have the meaning set forth in the Commitment Letter to which this Summary of the Terms of the Bridge Notes is attached and of which it forms a part. Certain conditions to the Bridge Notes are set forth in Exhibit C.

                      SENIOR SUBORDINATED INCREASING RATE NOTES

ISSUER: MergerSub and its successors, including, sequentially, the Company and OpCo (the "BORROWER").

ISSUE: Senior Subordinated Increasing Rate Notes (the "BRIDGE NOTES"). At the option of the holders, the Bridge Notes may be replaced by loans on identical economic terms.

USE OF PROCEEDS:            Proceeds will be used to finance in part the
                            consummation of the Transaction.

PRINCIPAL AMOUNT:           Up to $50,000,000.

PRICE:                      100% of principal amount.

SUBORDINATION:              The Bridge Notes will be subordinated to the Senior
                            Facilities and refinancings thereof (collectively, the "DESIGNATED SENIOR DEBT"). See Exhibit E to the Commitment Letter.

GUARANTEES:                 Each member of the Credit Group that is a guarantor
                            of the Senior Facilities will issue a senior subordinated guarantee in favor of the Bridge
                            Notes.

INTEREST RATE:              Interest shall be payable at the greater of the
                            following as of the date of original issuance of the Bridge Notes (the "ISSUE DATE") and as of the beginning of each subsequent quarterly period:
                            (i) LIBOR plus 675 basis points, increasing by an additional 100 basis points at the end of the initial six month period subsequent to the Issue
                            Date, and increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding; (ii) the Treasury Rate (as defined below) plus 625 basis points, increasing by an additional 100 basis points at the end of the initial six month period subsequent to the Issue
                            Date, and increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding; (iii) the DLJ High Yield Index Rate plus 75 basis points, increasing by an additional
                            100 basis points at the end of the initial six month period subsequent to the Issue Date, and increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding; and
                            (iv) in the case of each subsequent quarterly period (beginning with the period commencing six months subsequent to the Issue Date) only, the rate in effect during the prior quarterly period plus
                            100 basis points, and increasing by an additional
                            50 basis points at the end of each subsequent three month period for so long as the Bridge Notes are outstanding. For purposes of this Summary of the Terms of the Bridge Notes, the "TREASURY RATE" means the rate applicable to the most recent auction of direct obligations of the United States having a maturity closest to the Bridge Notes, as published by the Board of Governors of the Federal
                            Reserve System. Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Bridge Notes exceed seventeen percent (17.00%), nor shall the per annum interest rate on the Bridge Notes be lower than twelve percent (12.00%). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of fifteen percent (15.00%) may be paid by issuing additional Bridge Notes with a principal amount equal to such excess portion of interest.

INTEREST PAYMENTS:          Interest on the Bridge Notes will be payable in
                            cash, quarterly in arrears (except as provided above).

MATURITY:                   The Bridge Notes will mature on the first
                            anniversary of the Issue Date (the "FIRST
                            ANNIVERSARY"), PROVIDED that the maturity of the Bridge Notes will be automatically extended until the date which is six (6) months after the date of the original final stated maturity of the Senior
                            Facilities if, on the First Anniversary, the following conditions are met: (i) there shall exist no default under the Bridge Notes; (ii) there shall exist no default under the Senior Facilities;
                            PROVIDED that if a default existing on the First
                            Anniversary is subject to an applicable grace period, the Bridge Notes shall be extended if such default is cured prior to the expiration of such applicable grace period; and (iii) all fees and expenses due to DLJ Bridge and DLJSC as of such date shall have been paid in full.

EXTENSION FEE:              On the First Anniversary (as defined below), the
                            Issuer shall pay to DLJ Bridge a cash duration fee
                            (the "EXTENSION FEE") in an amount equal to three percent (3.00%) of the principal amount of Bridge
                            Notes outstanding on such date.

MANDATORY REDEMPTION:       The Issuer will redeem the Bridge Notes with,
                            subject to certain agreed upon exceptions, (i) the net proceeds from the issuance of any debt or equity securities or other indebtedness (other than indebtedness under the Senior Facilities or the proceeds of the equity issued in connection with the Transaction) by any member of the Credit Group
                            (the "PERMANENT FINANCING") or (ii) the net proceeds from asset sales (to be defined) by any member of the Credit Group in excess of the amount thereof required to be paid to the lenders under the Senior Facilities or permitted to be reinvested under the terms of the Senior Facilities.

OPTIONAL REDEMPTION:        The Bridge Notes will be callable, in whole or in
                            part, upon not less than 10 days written notice, at the option of the Issuer at any time.

REDEMPTION PRICE; FEE:      The redemption price of the Bridge Notes will be
                            par plus accrued interest, PROVIDED that a redemption fee shall be payable by the Issuer to DLJ Bridge in an amount equal to three percent
                            (3.00%) of the principal amount of the Bridge Notes redeemed (whether by mandatory or optional redemption) if the Bridge Notes are redeemed with or in anticipation of funds raised by any means other than a transaction in which DLJSC has acted as sole underwriter, or sole agent, to the Credit
                            Group or, in the case of any bank-style senior financing, sole arranger; PROVIDED FURTHER, that after the First Anniversary, no redemption fee shall be payable to DLJ Bridge unless the Issuer and DLJSC have agreed in their reasonable judgment that no Bona Fide Proposal (as defined below) could be made prior to such time.

BONA FIDE PROPOSAL:         If DLJSC delivers to a member of the Credit Group a
                            proposal to market securities of a member of the Credit Group to one or more institutional investors
                            (or to underwrite the public sale of such securities on a firm commitment basis), on financial and other terms and conditions no less favorable to the issuer than those generally available in the United States capital markets to issuers of securities having a creditworthiness comparable to that of such issuer, in an amount up to $120,000,000 and in any event sufficient to redeem all the outstanding Bridge Notes (a "BONA
                            FIDE PROPOSAL"), the Company shall use its reasonable best efforts to enable DLJSC to execute such Bona Fide Proposal. A Bona Fide Proposal may include provisions for issuance to investors of up to the full amount of Escrowed Warrants, but not before 90 days after the Closing Date.

REGISTRATION RIGHTS:        The Issuer will either (1) file, and will use its
                            best efforts to cause to become effective, a "shelf" registration statement with respect to the Bridge Notes as soon as practicable after the First
                            Anniversary or (2) provide for an exchange of the Bridge Notes. The Issuer will keep the registration statement for the Bridge Notes effective until all of the Bridge Notes have been redeemed or sold. If such exchange offer has not been effected within 180 days after the First
                            Anniversary or a "shelf" registration statement for the Bridge Notes has either (i) not been filed within 60 days after the First Anniversary, or
                            (ii) not been declared effective 120 days after the First Anniversary, the interest rate on the Bridge
                            Notes shall be increased by 50 basis points until such time as such registration statement has become effective provided that the interest rate on any Bridge Notes may be no greater than seventeen percent (17.00%) and the cash interest rate shall be no greater than fifteen percent (15.00%). The interest rate on the Bridge Notes shall also be increased by 50 basis points for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder provided that the interest rate on any Bridge Notes may be no greater than seventeen percent (17.00%) and the cash interest rate shall be no greater than fifteen percent (15.00%). All payments made as a result of an increase in the interest rate pursuant to this section shall be deemed to be liquidated damages and shall be paid on the relevant interest payment date thereafter. In addition, the holders of the Bridge Notes will have the right to "piggy-back" in the registration of any debt or equity securities that are registered by the Issuer unless all of the Bridge Notes will be redeemed from the proceeds of such securities.

RIGHT TO RESELL BRIDGE      DLJ Bridge shall have the absolute and
NOTES:                      unconditional right to resell or assign the Bridge
                            Notes held by it in compliance with applicable law to any third party at any time.

                            Commencing on the First Anniversary, the Bridge Notes may be sold to bona fide third party purchasers on a fixed rate basis. In the event that DLJ Bridge elects to proceed with such fixed rate sale, the interest rate on any Bridge Notes so sold may be no greater than seventeen percent (17.00%) and the cash interest rate on any such Bridge Notes shall be no greater than fifteen percent (15.00%). In such event, the redemption price (whether mandatory or optional) for any Bridge Notes sold on a fixed rate basis will include a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one half percent (0.50%). DLJ Bridge shall give the Company at least ten days prior notice of its intention to make fixed rate sales.

                            In conjunction with such fixed rate sale, and in any case on and after the First Anniversary, the Company shall make available to DLJ Bridge such of the Escrowed Warrants (as defined below) as are needed to facilitate the resale of the Bridge Notes to third parties on market terms; PROVIDED that DLJ Bridge shall not retain any such equity provided specifically to facilitate the resale of the Bridge Notes as set forth in this provision.

REPRESENTATIONS AND         The Definitive Documentation will contain
WARRANTIES:                 representations and warranties that are usual and
                            customary for transactions of this nature or required by DLJ Bridge in its reasonable discretion for this Transaction in particular, including but not limited to (i) Corporate Existence and Power;
                            (ii) Authorization, Execution and Enforceability of
                            Material Agreements; (iii) Governmental
                            Authorization; (iv) Non-Contravention of Laws or
                            Material Agreements; (v) Financial Information;
                            (vi) Litigation; (vii) Taxes; (viii) Subsidiaries;
                            (ix) Not an Investment Company; (x) ERISA;
                            (xi) Environmental; (xii) Permits;

                            (xiii) Leases; (xiv) Full Disclosure;
                            (xv) Capitalization; (xvi) Solicitation; Access to Information; (xvii) Absence of Any Undisclosed Liabilities; (xviii) Historical and Pro Forma Financial Statements; (xix) No Material Adverse Change; and (xx) Governmental Regulations.

COVENANTS:                  The Definitive Documentation will contain covenants
                            that are usual and customary for transactions of this nature or required by DLJ Bridge in its reasonable discretion for this Transaction in particular, including but not limited to covenants with respect to (i) Furnishing of Information;
                            (ii) Use of Proceeds; (iii) Wholly Owned
                            Subsidiaries; (iv) Compliance with Laws;
                            (v) Insurance; (vi) Restrictions on Indebtedness;
                            (vii) Restrictions on Dividends and Redemptions and
                            Repayment of Subordinated Debt or PARI PASSU Debt;
                            (viii) Restrictions on the Sale of Assets;
                            (ix) Restrictions on Business Activities;
                            (x) Restrictions on Transactions with Affiliates;
                            (xi) Restrictions on Merger or Consolidation;
                            (xii) Change of Control; (xiii) Restrictions on
                            Liens; (xiv) Restrictions on Investments and
                            Acquisitions; and (xv) Additional Covenants which will not include any financial maintenance covenants other than a leverage ratio.

EVENT OF DEFAULT:           Events of Default as defined for the Bridge Notes
                            will include but not be limited to: (i) the failure of the Issuer to pay principal on the Bridge Notes when due; (ii) the failure of the Issuer to pay interest or fees on the Bridge Notes and the continuance of such failure for 5 days;
                            (iii) the failure of any member of the Credit Group to comply with any other provision, condition, covenant, warranty or representation in the Definitive Documentation or the Bridge Notes, provided that in certain cases such failure continues for 30 days after notice; (iv) a default under any instrument or instruments governing indebtedness of any member of the Credit Group when such default causes such indebtedness to become due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity in an aggregate principal amount exceeding a threshold amount to be agreed; (v) final judgments aggregating in excess of a threshold amount to be agreed rendered against any member of the Credit
                            Group and not paid or otherwise discharged or stayed within 60 days; (vi) certain events of bankruptcy, insolvency or reorganization with respect to any member of the Credit Group;
                            (vii) material misrepresentations in the Definitive
                            Bridge Financing Documents; (viii) unenforceability of any Guarantee; (ix) certain ERISA defaults;
                            (x) breach in the payment of fees to DLJ Bridge or DLJSC described in the Fee Letter; or (xi) Change of Control of any member of the Credit Group. In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority where DLJ Bridge, or its affiliates, hold a majority of the aggregate principal amount of the Bridge Notes) in aggregate principal amount of the Bridge Notes then outstanding, by notice in writing to the Issuer and the agent banks or lenders under the Senior Facilities may declare the principal of and all accrued interest on all Bridge Notes to be due and payable immediately. If an

                            Event of Default specified in clause (vi) occurs, the principal of and accrued interest on the Bridge Notes will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Notes. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Notes.

                            If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to sit on the Issuer's Board of Directors provided, however, that such right shall terminate if DLJ Bridge no longer retains at least 50% of the outstanding Bridge Notes.

EQUITY AMOUNT ESCROWED:     On the Issue Date, warrants (the "ESCROWED
                            WARRANTS") representing five percent (5%) of the fully diluted preferred and common equity securities of the Company as determined in accordance with GAAP will be placed in an escrow account.

                            The Escrowed Warrants will be exercisable at a price equal to $0.01 per share for a period of seven (7) years from the date such Escrowed Warrants are released from escrow and will have customary anti dilution provisions, tag along rights (and will be subject to drag-along obligations) and "piggy back" registration rights.

                            If the refinancing of 100% of the Bridge Notes is not completed within the periods following the Closing Date set forth in Column A below, Escrowed Warrants exercisable into the percentage of the Company's fully diluted preferred and common equity securities set forth in Column B shall be released from escrow to the holders of the Bridge Notes pro rata in accordance with the principal amount of Bridge Notes held by each such holder and such holders shall be entitled to retain such released Escrowed Warrants.

                                      A            B
                                   ---------     ------
                                   12 months     1.25%
                                   15 months     1.25%
                                   18 months     1.25%
                                   21 months     1.25%

                                                 5.000%
                                                 ------
                                                 ------

                            Any Escrowed Warrants to which DLJ Bridge is not entitled as set forth above shall be returned to the Company for cancellation.

ESCROW: The Escrowed Warrants will be held, undated, in escrow by Snoga, Inc., an affiliate of DLJ Bridge, from the Issue Date.

DEFEASANCE PROVISIONS:      None.

GOVERNING LAW:              New York.

COUNSEL TO DLJ BRIDGE AND   Davis Polk & Wardwell
DLJSC:


The foregoing is a summary of certain of the material terms of the Bridge Notes and the Definitive Bridge Financing Documents. Such summary is intended merely as an outline, and does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the Definitive Bridge Financing Documents.

                                     EXHIBIT C
                               CONDITIONS TO CLOSING

     All terms defined in the Commitment Letter (including Exhibits A and B hereto) to which this Exhibit C is attached shall have the same meanings when used herein. The respective Commitments of DLJ Bridge and DLJ Capital Funding are subject to the execution of the Definitive Documentation and to satisfaction on the date of the initial funding under the Credit Facilities (the "CLOSING DATE") of the conditions precedent reasonably deemed appropriate by the DLJ Finance Parties for leveraged financings generally and for this Transaction in particular including, without limitation, the following:

    (i) TRANSACTION DOCUMENTATION; CONSUMMATION OF TRANSACTION. The Transaction shall have been consummated in accordance with the definitive agreement entered into in connection with the Recapitalization (the "RECAPITALIZATION AGREEMENT") and any material related documentation, including without limitation employment agreements with key personnel and any such documentation related to the Merger (together, the "DEFINITIVE RECAPITALIZATION DOCUMENTS"), all of which shall be in full force and effect and shall be reasonably satisfactory in form and substance to the DLJ Finance Parties. The structure utilized to consummate the Recapitalization (including the Merger) shall be in form and substance reasonably satisfactory to the DLJ Finance Parties. The Transaction and the financing thereof shall be consummated in compliance with all applicable laws and regulations. There shall not be any amendment, modification or waiver of any of the terms or conditions of the Definitive Recapitalization Documents without the prior written consent of the DLJ Finance Parties, which shall not unreasonably be withheld.

    (ii) CREDIT FACILITIES DOCUMENTATION. The definitive documentation including credit, guarantee, security, intercreditor and other related documentation evidencing the Senior Facilities (the "DEFINITIVE SENIOR FACILITIES FINANCING DOCUMENTS") shall be prepared by counsel to DLJ Capital Funding and shall be documentation typically used in financings similar to the Senior Facilities in form and substance satisfactory to the DLJ Finance Parties. The definitive documentation evidencing the Bridge Notes (the "DEFINITIVE BRIDGE FINANCING DOCUMENTS") shall be prepared by counsel to DLJ Bridge and shall be documentation typically used in financings similar to the Bridge Financing in form and substance satisfactory to the DLJ Finance Parties. The Definitive Senior Facilities Financing Documents and the Definitive Bridge Financing Documents are sometimes collectively referred to as the "DEFINITIVE FINANCING DOCUMENTS".

    (iii) NEW COMMON EQUITY AND PREFERRED EQUITY.  On or prior to the
Closing Date, MergerSub shall have received not less than approximately
$84.5 million in the LGP Equity Contribution, not less than $29.8 million of which shall take the form of common stock, and all terms and conditions of such transactions shall be satisfactory to the DLJ Finance Parties.

    (iv) EXISTING DEBT. The Credit Group shall have no indebtedness for borrowed money other than existing indebtedness to be refinanced on the Closing Date, the Senior Facilities, the Senior Subordinated Securities, or in lieu thereof, the Bridge Notes, the MergerSub Zero Coupon Notes, and up to $5 million in existing indebtedness comprised primarily of capital leases to be assumed by MergerSub in connection with the Transaction; all liens or security interests related to any existing debt which is prepaid shall have been terminated or released and all commitments related thereto terminated.

    (v)   RECEIPT OF PROCEEDS OF FINANCINGS:

          CONDITION TO REVOLVING CREDIT FACILITY.  On the Closing Date,
(i) the Company shall have received the proceeds of subordinated capital consisting of the Senior Subordinated Securities, or in lieu thereof, the Term Loan Facility and the Bridge Notes, in each case underwritten or placed by DLJSC or DLJ Capital Funding (or one of their affiliates) as sole book runner or Lead Arranger, respectively, and (ii) LGP (or other institutional investors) shall have provided and MergerSub shall have received the proceeds of the MergerSub Zero Coupon Notes. The Term Loan Facility and the Bridge Notes shall have the terms substantially as set forth on Exhibits A and B, respectively. The Senior Subordinated Securities shall be unsecured and shall have no scheduled principal payments payable prior to the tenth anniversary of the Closing Date. In addition, the interest rate, covenants, defaults, subordination provisions, remedies and all other terms of the Senior Subordinated Securities and the MergerSub Zero Coupon Notes shall be satisfactory to the Lead Arranger. All such negative covenants and defaults shall be less restrictive than those contained in the Revolving Credit Facility.

          CONDITION TO BRIDGE NOTES. On the Closing Date, the Revolving Credit Facility shall be available and undrawn, except that any amount up to $10 million may be drawn on the Revolving Credit Facility for purposes of financing the Transaction. The Revolving Credit Facility shall have the terms substantially as set forth on Exhibit A and shall have been arranged by DLJ Capital Funding as Lead Arranger.

    (vi) DUE DILIGENCE. The DLJ Finance Parties are satisfied with the results of their diligence investigations of the Credit Group and the Transaction to date. Upon satisfactory review and completion of confirmatory tax, legal, accounting and environmental due diligence investigations, which shall be completed no later than July 31, 1999, and at that date this condition will be deemed satisfied unless the DLJ Finance Parties notify LGP in writing to the contrary, this condition is deemed satisfied or waived unless any additional information is disclosed to or discovered by the DLJ Finance Parties that is inconsistent with the information heretofore provided to the DLJ Finance Parties and which the DLJ Finance Parties reasonably deem materially adverse in respect of the business, assets, liabilities, results of operations, financial condition, properties or prospects of the Credit Group or the consummation of the Transaction.

    (vii) CORPORATE STRUCTURE, OWNERSHIP, ETC. The corporate, tax, capital and ownership structure and management of the Credit Group before and after the Transaction shall be reasonably satisfactory to the DLJ Finance Parties.

    (viii) SECURITY. The Administrative Agent, for the benefit of the Lenders, shall have been granted on the closing date of the Merger first priority perfected liens and guarantees to the extent required and described in the Definitive Senior Facilities Financing Documents and shall have received such other reports, documents and agreements as are customarily delivered in connection with security interests in real property assets.

    (ix) SOLVENCY. The DLJ Finance Parties shall have received a solvency certificate, in form and substance satisfactory to the DLJ Finance Parties, supporting the conclusions that, after giving effect to the Transaction and the related transactions contemplated hereby, the Credit Group will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

    (x) CERTAIN APPROVALS. Receipt and effectiveness of all material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transaction, the related financings, the continuing operation of the Credit Group businesses and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Transaction.

    (xi) FINANCIAL DATA. Receipt of (a) consolidated financial statements of the Company including balance sheets and income and cash flow statements as of the end of and for each of the last three fiscal years audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the report thereon; (b) unaudited selected financial information of the Company meeting the requirements of Item 301(a) of Regulation S-K for the two fiscal years immediately preceding the last three fiscal years;
(c) unaudited interim financial statements of the Company, prepared in each case in the same manner as the historical audited statements for the most recently ended quarterly period and for the same quarterly period during the most recently ended fiscal year; (d) pro forma balance sheet of the Credit Group as of the Closing Date after giving effect to the Transaction; and (e) projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows of the Credit Group) for the six year period after the Closing Date, which projected financial statements to the extent delivered after the date of this letter are substantially consistent with the projections delivered to the DLJ Finance Parties on or prior to the date hereof, all of the foregoing to be in form reasonably satisfactory to the DLJ Finance Parties.

    (xii) NO MATERIAL ADVERSE CHANGE. Absence of any material adverse change in the business, assets, operations, financial condition, properties or prospects of the Credit Group taken as a whole since the end of the most recently ended fiscal year for which audited financial statements of the Company have been provided to the DLJ Finance Parties or in the facts and information as represented to date.

    (xiii) LITIGATION. Absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Transaction or the Senior Facilities or the Bridge Notes that could reasonably be expected to have a material adverse effect on the Transaction, the Senior Facilities, the Bridge Notes or any of the other transactions contemplated hereby or on the business, assets, operations, financial condition, properties or prospects of the Credit Group, taken as a whole.

    (xiv) CLOSING DOCUMENTS. Each of the DLJ Finance Parties shall have received reasonably satisfactory opinions of counsel to the Credit Group as to the transactions contemplated hereby (including without limitation compliance with the tax and corporate aspects thereof and with all applicable securities laws), and such corporate resolutions, certificates and other documents as any DLJ Finance Party shall reasonably request.

    (xv) NO EVENT OF DEFAULT. Absence of any Event of Default under the Definitive Documentation or event that, with notice and/or the passage of time, would become an Event of Default and the accuracy of all representations and warranties under the Definitive Documentation.

    (xvi) FEES AND EXPENSES. All fees and expenses due to any DLJ Finance Party as set forth in the Fee Letter or otherwise shall have been paid in full.

    (xvii) NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. Absence of any material adverse change in current financial, banking or capital market conditions or in the market for syndicated bank credits similar to those of the Senior Facilities or new issuances of high yield securities which could reasonably be expected to materially impair the satisfactory syndication of the Senior Facilities or the purchase of the Bridge Notes or the refinancing thereof.

                                     EXHIBIT D

                                  INDEMNIFICATION

     In consideration of the Commitments given by the DLJ Finance Parties with respect to the Transaction involving LGP, L.P. (the "INDEMNIFYING PARTY") pursuant to the Commitment Letter of which this Exhibit is a part, the Indemnifying Party agrees to indemnify and hold harmless each of the DLJ Finance Parties, their affiliates, and each person, if any, who controls a DLJ Finance Party, or any of their affiliates, within the meaning of the Securities Act of 1933, as amended (the "ACT") or the Securities Exchange Act of 1934, as amended (a "CONTROLLING PERSON"), and the respective partners, agents, employees, officers and directors of each DLJ Finance Party, their affiliates, and any such Controlling Person (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not the Indemnified Party is a party thereto) arising out of, or in connection with any activities contemplated by, the Commitments or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "DISCLOSURE DOCUMENTS") pertaining to any of the transactions or proposed transactions contemplated by the Commitment Letter, including the syndication of the Senior Facilities and any resale or refinancing of any of the Credit Facilities, PROVIDED that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result solely from the Indemnified Party's gross negligence, willful misconduct or bad faith. The Indemnifying Party also agrees that (a) no DLJ Finance Party shall have liability (except for breach of provisions of the Commitment Letter) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party unless they are determined by final judgment of a court of competent jurisdiction to result solely from such DLJ Finance Party's gross negligence, willful misconduct or bad faith and (b) no DLJ Finance Party shall in any event have any liability to the Indemnifying Party or to any member of the Credit Group on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct, actual damages) arising out of, in connection with, or as a result of, the Commitment Letter.

     In case any action shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Indemnifying Party under this agreement, the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by the Indemnified Party or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to the Indemnified Party under the Commitment Letter or otherwise unless (and then only to the extent that) the Indemnifying Party is materially adversely affected by such failure. The Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party or (ii) the named parties to any such action (including any impleaded parties) include the Indemnified
Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, PROVIDED, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the DLJ Finance Parties. The Indemnifying
Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Indemnifying Party (subject to the proviso in the first sentence of the first paragraph of this Exhibit D). In addition, the Indemnifying Party will not, without the prior written consent of the DLJ Finance Parties, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not a DLJ Finance Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the DLJ Finance Parties and the other Indemnified Parties, satisfactory in form and substance to the DLJ Finance Parties, from all liability arising out of such action, claim, suit or proceeding.

     If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by the Indemnified Party on the other from the Transaction or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations. Notwithstanding the provisions of this Exhibit D, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by the Indemnified Parties in connection with the Transaction. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and the Indemnified Parties on the other with respect to the Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to the Indemnified Parties with respect to such Transaction. The relative fault of the Indemnifying Party on the one hand and the Indemnified Parties on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Party shall have any liability to the Indemnifying Party or any other person in connection with the services rendered pursuant to the Commitments except for the liability for claims, liabilities, losses or damages finally determined by a court of competent jurisdiction to have resulted from action taken or omitted to be taken by such Indemnified Party in bad faith or to be due to such Indemnified Party's willful misconduct or gross negligence and except to the extent related to a wrongful breach by the Indemnified Party of its obligations under the Commitment Letter and related documents. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     In addition, the Indemnifying Party shall pay all fees, costs and expenses (including all out-of-pocket costs and expenses arising in connection with the syndication of the Senior Facilities, the purchase of the Bridge Notes and any due diligence investigation performed by the DLJ Finance Parties, and the reasonable fees and expenses of legal counsel to the Lead Arranger and the Agents, including any local or foreign legal counsel) arising in connection with the negotiation, preparation, execution, delivery or administration of the Commitment Letter and the Fee Letter and the Definitive Financing Documents, and the Indemnifying Party shall be obligated to pay such fees and expenses whether or not Definitive Financing Documents are executed or delivered or the Transaction is consummated.

     The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of the Commitments and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

                                     EXHIBIT E
                              SUBORDINATION PROVISIONS

     Set forth below is substantially the form of subordination provisions for the Bridge Notes (the "FINANCING") which will be set forth in the Definitive Bridge Financing Documents, subject to conforming changes.

     (a) NOTES SUBORDINATED TO DESIGNATED SENIOR DEBT. The Issuer for itself and its successors, and each holder of the Bridge Notes (each, a "HOLDER"), by its acceptance of the Financing, agrees that the payment of the Subordinated Obligations (to be defined to mean principal and interest (including post-petition interest as provided below) on the Bridge Notes and any claim for rescission or damages in respect thereof under any applicable law) by the Issuer is subordinated, to the extent and in the manner provided in this Section, to the prior payment of Designated Senior Debt; provided that the provisions of this Section do not apply to, and the Financing is not subordinated in respect of, the proceeds of the Permanent Financing.

          This Section will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Designated Senior Debt, and such provisions are made for the benefit of the holders of Designated Senior Debt, and such holders are made obligees under this Section and they and/or each of them may enforce its provisions.

     (b)  NO PAYMENT ON BRIDGE NOTES IN CERTAIN CIRCUMSTANCES.

          (i) No payment will be made on account of the Subordinated Obligations, or to acquire any of the Bridge Notes for cash or property other than capital stock of the Issuer, or on account of the redemption provisions of the Bridge Notes
               (x) upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Designated Senior Debt shall first be paid in full or provided for in cash or cash equivalents or such payment duly provided for or (y) in the event that the Issuer defaults in the payment of any principal of or interest on or any other amounts payable on, or due in connection with any Designated Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been cured or waived in writing.

        (ii) Upon the happening of any event of default (or if an event of default would result upon any payment with respect to the Subordinated Obligations) with respect to any Designated Senior Debt, as such event of default is defined in the instruments evidencing such Designated Senior Debt or under which it is outstanding, permitting the holders to accelerate its maturity (if the default is other than default in payment of the principal of or interest on or any other amount due in connection with such Designated Senior Debt) upon written notice of the event of default given to the Issuer by the holders of such Designated Senior Debt, then, unless and until such event of default has been cured or waived in writing, no payment will be made by the Issuer with respect to the Subordinated Obligations or to acquire any of the Bridge Notes for cash, property or securities; provided that this paragraph (ii) will not prevent the making of any payment for a period of more than 179 days after the date the written notice of the default is given unless such Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within that period, and that declaration has not been rescinded. If such Designated Senior Debt is not declared due and payable within 179 days after the written notice of the default is given, promptly after the end of the 179-day period the Issuer will pay all sums not paid during the 179-day period because of this paragraph (ii) unless paragraph (i) above is then applicable. During any 360-day consecutive period only one such period during which payment of principal of, or interest on, the Bridge Notes may not be made may commence and the duration of such period may not exceed 179 days.

        (iii) If any payment or distribution of assets of the Issuer is received by any Holder in respect of the Subordinated Obligations at a time when that payment or distribution should not have been made because of paragraph (i) or (ii), such payment or distribution will be received and held in trust for and will be paid over to the holders of Designated Senior Debt which is due and payable and remains unpaid or unprovided for (pro rata as to each of such holders on the basis of the respective amounts of Designated Senior Debt which is due and payable held by them) until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

     (c) BRIDGE NOTES SUBORDINATED TO PRIOR PAYMENT OF ALL DESIGNATED SENIOR DEBT ON DISSOLUTION, LIQUIDATION OR REORGANIZATION. Upon any distribution of assets of the Issuer upon any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency, receivership or similar

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

proceeding related to the Issuer or its property or upon an assignment for the benefit of creditors or otherwise):

        (i) the holders of all Designated Senior Debt will first be entitled to receive payment in full or provision for payment in full in cash or cash equivalents of the principal of and interest due on Designated Senior Debt and other amounts due in connection with Designated Senior Debt (including interest accruing subsequent to an event specified in Sections _____ [certain bankruptcy events] and ____________ [winding up] at the rate provided for in the documents governing such Designated Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a Bankruptcy case under Title 11 of the United States Code), before the Holders are entitled to receive any payment on account of the principal of or interest on the Bridge Notes;

        (ii) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which the Holders would be entitled except for the provisions of this Section will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Designated Senior Debt or their representatives to the extent necessary to make payment in full or provision for payment in full in cash or cash equivalents of all Designated Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt; and

        (iii) if, notwithstanding the foregoing, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities is received by the Holders on account of the Subordinated Obligations before all Designated Senior Debt is paid in full or provided for in cash or cash equivalents, such payment or distribution will be received and held in trust for and will be paid over to the holders of the Designated Senior Debt remaining unpaid or unprovided for or their representatives for application to the payment of such Designated Senior Debt until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

               The Issuer will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors and of any event of default in respect of Designated Senior Debt.

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

     (d) For purposes of this Section, the words "cash, property or securities" shall not be deemed to include (x) shares of capital stock of the Issuer as reorganized or readjusted, (y) securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Bridge Notes, to the payment of all Designated Senior Debt then outstanding or (z) any payment or distribution of securities of the Issuer or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect has been given, to subordination of the Financing to Designated Senior Debt and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law. For purposes of this Section, "payment on the account of the Subordinated Obligations" shall not include the Warrants, any shares issued upon exercise of the Warrants or any sale or transfer of any of the foregoing.

     (e) HOLDERS TO BE SUBROGATED TO RIGHTS OF HOLDERS OF DESIGNATED SENIOR DEBT. Following the payment in full or provision for payment in full of all Designated Senior Debt, the Holders will be subrogated to the rights of the holders of Designated Senior Debt to receive payments or distributions of assets of the Issuer applicable to the Designated Senior Debt until all Subordinated Obligations have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Designated Senior Debt by or on behalf of the Issuer or by or on behalf of the Holders by virtue of this Section which otherwise would have been made to the Holders will, as between the Issuer and the Holders, be deemed to be payment by the Issuer to or on account of the Designated Senior Debt, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Designated Senior Debt, on the other hand.

     (f) OBLIGATIONS OF THE ISSUER UNCONDITIONAL. Nothing contained in this Section or elsewhere in the Bridge Notes is intended to or will impair, as between the Issuer and the Holders, the obligations of the Issuer, which are absolute and unconditional, to pay to the Holders the Subordinated Obligations as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holders and creditors of the Issuer other than the holders of the Designated Senior Debt, nor will anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Bridge Notes, subject to the rights, if any, under this Section of the holders of Designated Senior Debt in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

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

     (g) SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE ISSUER OR HOLDERS OF DESIGNATED SENIOR DEBT. No right of any present or future holders of any Designated Senior Debt to enforce subordination as provided herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act by any such Holder, or by any noncompliance by the Issuer with the terms of the Bridge Notes regardless of any knowledge thereof which any such Holder may have or otherwise be charged with. The holders of Designated Senior Debt may extend, renew, modify or amend the terms of the Designated Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer, all without affecting the liabilities and obligations of the parties to the document or the Holders. No amendment to these provisions will be effective against the holders of the Designated Senior Debt who have not consented thereto in writing.

     (h) NOT TO PREVENT EVENTS OF DEFAULT. The failure to make a payment on account of the Subordinated Obligations by reason of any provision of this Section will not be construed as preventing the occurrence of an Event of Default.

                                      E-5